Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

Date of Note:

Principal Amount of Note:	$

For value received Greenlane Holdings, LLC, a Delaware limited liability company (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above.

1.  Basic Terms.

(a)  Series of Notes. This convertible promissory note (the “Note”) is issued as part of a series of notes (collectively, the “Notes”) pursuant to the terms of that certain Note Purchase Agreement dated as of December 21, 2018, as may be amended from time to time (the “Purchase Agreement”), to the persons and entities listed on the Schedule of Purchasers attached as Exhibit A to the Purchase Agreement (collectively, the “Holders”). Certain defined terms used herein are contained in Section 2 and any defined term used herein but otherwise not defined shall have the meaning set forth in the Purchase Agreement.

(b)  Payments. All payments of principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders.

(c)  Prepayment. The Company may not prepay this Note without the consent of the Majority Holders (as defined below).

(d)  Consistent Tax Reporting. The parties intend that (i) the Note shall be treated as equity in the Company for U.S. federal and applicable state income tax purposes and (ii) upon the conversion of the Note into Common Stock or Preferred Stock, as applicable, the following steps shall be deemed to have occurred: (A) the Holder shall be deemed to have contributed the Note to Parent in exchange for Common Stock or Preferred Stock, as applicable, in a contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and (B) Parent shall be deemed to have contributed the Note to the Company in exchange for Capital Stock of the Company. The parties will file their income tax returns and reports consistent therewith.

2.  Definitions.

“18-Month IPO Discount Rate” means 80%.

“18-Month Maturity Date” means the date that falls on the 18-month anniversary of the Closing (as defined in the Purchase Agreement).

“36-Month Maturity Date” means the date that falls on the 36-month anniversary of the Closing (as defined in the Purchase Agreement).

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Capital Stock” means the membership interests of the Company, including, without limitation, the Class A and Class B Units of the Company, and any and all outstanding membership units of the Company.

”C-Corp Restructuring” means the restructuring of the Company utilizing an up-C structure with Parent on substantially the terms set forth on Exhibit A attached hereto or otherwise.

“Common Stock” means the common stock offered by Parent or any Affiliate of the Company in an Initial Public Offering of the Company, currently expected to be Class A common stock of Parent.

“Conversion Date” means: (1) in the case of a conversion pursuant to Section 3(b), the Maturity Date; or (2) in the case of a conversion pursuant to Section 3(c), the closing date of the Financing.

“Conversion Date Capitalization” means the number of shares of Capital Stock (on an as-converted basis) outstanding as of immediately prior to the Conversion Date, assuming exercise or conversion of all outstanding vested and unvested options, warrants, profits interests, phantom profits interests and other convertible securities, but excluding: (i) Capital Stock reserved and available for future grant under any equity incentive or similar plan; (ii) this Note and the other Notes; and (iii) other convertible promissory notes.

“Deemed Interest” means 8% per annum simple interest.

“Deemed Liquidation Event” means a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding securities of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Exempt Issuance” has the meaning set forth on Exhibit B attached hereto.

“Initial Public Offering” means the closing of the first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“IPO Conversion Price” means (1) in the case of an Initial Public Offering that closes within eighteen (18) months after the Closing, the price determined by multiplying (x) the price per share at which the shares of Common Stock are sold to the public by the underwriters for the Initial Public Offering, as set forth on the cover page of the final prospectus for the Initial Public Offering, by (y) the 18-Month IPO Discount Rate; or (2) in the case of an Initial Public Offering that closes any time after the 18-month anniversary of the Closing, the price determined by multiplying (x) the price per share at which the shares of Common Stock are sold to the public by the underwriters for the Initial Public Offering, as set forth on the cover page of the final prospectus for the Initial Public Offering, by (y) the Post-18 Month IPO Discount Rate; provided, however, that in no event shall the IPO Conversion Price result in a pre-money valuation of the Parent in excess of $1,000,000,000 (USD).

“Liquidation Event” means (i) a Deemed Liquidation Event, (ii) a Stock Sale or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Major Holder” means each Holder holding at least $5,000,000 in principal aggregate amount of outstanding Note(s).

“Majority Holders” means the Holder(s) who collectively own 50% or more of the aggregate principal amount of the Notes then-outstanding.

“Mandatory Conversion Price” means the price per share determined by dividing the Valuation Cap by the Conversion Date Capitalization.

“Material Debt Obligation” means an agreement, indenture or instrument under which the Company has indebtedness for borrowed money of $1,000,000 or more in the aggregate at the time outstanding.

“Maturity Date” means either the 18-Month Maturity Date or the 36-Month Maturity Date, as applicable.

“Maturity Date Extension Letter” means written notice provided by the Majority Holders to the Company at least sixty (60) days prior to the 18-Month Maturity Date irrevocably electing to extend the 18-Month Maturity Date to the 36-Month Maturity Date.

“New Securities” means, collectively, equity securities of the Issuer, whether or not currently authorized, as well as rights, interests, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Parent” shall mean Greenlane Holdings, Inc. or another Affiliate of the Company that lists its capital stock on a national securities exchange as part of an Initial Public Offering or otherwise becomes the parent company of the Company through the C-Corp Restructuring.

“Post-18 Month IPO Discount Rate” means 75%.

“Preferred Stock” means the Preferred Stock of Parent having those rights, privileges, preferences and restrictions in all material respects as set forth on Exhibit B attached hereto.

“Redemption Amount” means the amount of proceeds received by any existing member or other holder of equity securities of the Company from this Note and any of the other Notes issued pursuant to the Purchase Agreement.

“Redemption Shares” means, for any existing member or other holder of equity securities of the Company that receives any Redemption Amount, the number of shares of Capital Stock to be redeemed by the Company from such equity holder in connection with any conversion of the Notes for equity securities, which amount shall equal the quotient of (i) the aggregate Redemption Amount received by such equity holder, by (ii) in the case of the conversion of the Notes in connection with an Initial Public Offering, the price per share at which the Common Stock is sold in the Initial Public Offering, or otherwise the per share price of equity of Parent issued to such equity holder as part of the conversion of the equity holder’s existing membership interests or other equity securities exchanged in such conversion.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series Preferred Agreements” means each of the definitive documents to be entered into by and among the Company and the Purchasers related to the future conversion of the Notes into Preferred Stock of Parent, including but not limited to any Amended and Restated Certificate of Incorporation, Investors’ Rights Agreement, First Refusal and Co-Sale Agreement and Voting Agreement.

“Stock Sale” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from members of the Company equity representing more than 50% of the outstanding voting power of the Company.

“Valuation Cap” means $500,000,000 (USD).

3.  Conversion.

(a)  Conversion Upon Initial Public Offering. If there is an Initial Public Offering prior to each of the Maturity Date and the date of any conversion of this Note pursuant to Section 3(c), then this Note will automatically convert into a number of shares of Common Stock equal to the principal amount of the Note divided by the IPO Conversion Price, rounded down to the nearest whole share.

(b)  Maturity Date Conversion. If this Note has not been converted pursuant to Section 3(a) or Section 3(c) or there has not been a Liquidation Event prior to the 18-Month Maturity Date, then (i) on or prior to the 18-Month Maturity Date, the Company shall effectuate the C-Corp Restructuring, including the filing of the Amended and Restated Certificate with the Secretary of State of the State of Delaware; and (ii) on the 18-Month Maturity Date, the Company shall automatically convert the Notes into Preferred Stock, subject to the terms contained in the Series Preferred Documents, which shall be entered into by and among the Company and each of the Holders within three (3) business days following the 18-Month Maturity Date; provided, however, that in the event that the Majority Holders deliver to the Company a Maturity Date Extension Letter, then (i) the 18-Month Maturity Date shall be extended to the 36-Month Maturity Date for all Holders of outstanding Notes (and such Holders shall have no right to object to the extension of the Maturity Date), (ii) the Notes shall not automatically convert into shares of Preferred Stock until the 36-Month Maturity Date and (iii) the Company shall not be required to effect the C-Corp Restructuring until the 36-Month Maturity Date. On the applicable Maturity Date, this Note will automatically convert into a number of shares of Preferred Stock equal to the principal amount plus Deemed Interest accrued from the date of issuance of the Note through such conversion date divided by the Mandatory Conversion Price, rounded down to the nearest whole share. Upon the conversion of this Note into shares of Preferred Stock pursuant to this Section 3(b), each of the Company and the Holder shall release and deliver its signature pages to the Series Preferred Agreements to the other. The Company covenants that, unless the Majority Holders have delivered to the Company a Maturity Date Extension Letter in accordance with this Section 3(b), the Company shall deliver drafts of the Series Preferred Agreements to each Major Holder at least forty-five (45) days prior to the applicable Maturity Date in an effort to finalize the Series Preferred Agreements prior to the applicable Maturity Date. Upon conversion of this Note pursuant to this Section 3(b), the Series Preferred Agreements shall be in full force and effect.

(c)  Optional Conversion Upon Other Financings. In the event that (i) the Company issues and sells its Capital Stock, (ii) the Company effectuates the C-Corp Restructuring and issues and sells any capital stock of Parent (collectively, with Capital Stock, the “New Capital Stock”), or (iii) the Company or any of its Affiliates issues convertible promissory notes (“New Convertible Notes”) to investors (the “Investors”) in a private placement (a “Financing”) at any time while this Note is outstanding, in each case excluding the issuance of any Exempt Issuance, then the Holder shall have the option (but not the obligation) to (i) with respect to a Financing involving the sale of Capital Stock, convert this Note into a number of shares or other units of such New Capital Stock equal to the principal amount plus Deemed Interest accrued from the date of issuance of the Note through such conversion date divided by the lower of (A) the price per share or unit of the New Capital Stock paid by the Investors in such Financing, and (B) the price per share or unit determined by dividing the Valuation Cap by the Conversion Date Capitalization, in each case, rounded down to the nearest whole share or unit, or (ii) with respect to a Financing involving the sale of New Convertible Notes, exchange this Note for a principal amount of New Convertible Notes in an amount equal to the principal amount of this Note plus Deemed Interest accrued from the date of issuance of the Note through such exchange date. Except as otherwise specified in this Section 3(c), the issuance of New Capital Stock or New Convertible Notes, as applicable, pursuant to this Section 3(c) shall be upon and subject to the same terms and conditions applicable to the New Capital Stock or New Convertible Notes sold in such Financing, as applicable.

(d)  Procedure for Conversion. In connection with any conversion of this Note, the Holder shall surrender this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and deliver to the Company any documentation reasonably requested by the Company (including, in the case of a Financing, executed financing documents in the form executed by the Investors in connection with such Financing).  The Company shall not be required to issue or deliver the Common Stock, Capital Stock, New Capital Stock or New Convertible Notes, as applicable, into which this Note may convert until the Holder has surrendered this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and delivered to the Company any such documentation.  The Company covenants that all shares of Common Stock, Capital Stock or New Capital Stock, as applicable, issued upon conversion of this Note will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company with respect to the issue thereof.

(e)  Redemption Upon Conversion. In the event that any Redemption Amount is distributed to any existing member or holder of equity securities of the Company, such member or equity holder shall surrender the Redemption Shares to the Company as a result of the conversion of this Note for equity securities and deliver to the Company any documentation reasonably requested by the Company to effect such redemption. The Company shall update its books and records, including the registry of Capital Stock to reflect the surrender of the Redemption Shares as provided herein.

4.  Liquidation Event. In the event of a Liquidation Event prior to the Note having been paid in full or converted as provided herein, then all principal outstanding under the Note and Deemed Interest accrued from the date of issuance of the Note through such Liquidation Event shall be repaid in an amount equal to 120% of such then-outstanding principal and 100% of the Deemed Interest amount under the Note as of immediately prior to the closing date of the Liquidation Event.

5.  Events of Default.

(a)  If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Majority Holders, this Note shall accelerate and all principal amounts shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)   the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(ii)  an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(iii)  the Company defaults in its performance of any material covenant under this Note or the Purchase Agreement and any such default shall remain uncured or unremedied for a period of thirty (30) days from the date the Company receives written notice from any holder of a Note of the occurrence thereof; provided, however, with respect to any such default that is capable of being cured or remedied, but cannot be cured or remedied within such 30-day period after expenditure by the Company of reasonable efforts to effect such cure, the Company shall have an additional reasonable period of time to cure or remedy such default (not to exceed an additional 30 days); provided further, however, that no such cure periods shall apply to any default by the Company of Section 3(a) hereof;

(iv)   an event of default under any other current or future Material Debt Obligation of the Company occurs and continues for a period of at least 60 days;

(v)  suspension of usual business of the Company for a period of 60 consecutive days; or

(vi)   any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount in excess of $250,000 entered against the Company and the same is not paid, dismissed, bonded, vacated, stayed or discharged within 60 days.

6.  Information Rights; Covenants.

(a)  Delivery of Financial Statements. The Company shall deliver to each Major Holder and each other Holder holding at least $1,000,000 in principal aggregate amount of outstanding Note(s):

(i)   as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company: (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii)  as soon as practicable, but in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time (”GAAP“) (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii)  as soon as practicable, but in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a statement showing all outstanding membership interests, including any class of such membership interests, profits interests or phantom profits interests and securities convertible into or exercisable for membership interests, profits interests or phantom profits interests, outstanding at the end of the period, and any other equity of the Company, if any, all in sufficient detail as to permit the Holder to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv)   as soon as practicable before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Company’s Managing Member, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(v)  with respect to the financial statements called for in Section 6(a)(i) and 6(a)(ii), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were (i) prepared in accordance with GAAP, applied in a manner materially consistent with prior periods (except as otherwise set forth in Subsection 6(a)(i) and (ii) fairly present the financial condition of the Company and its results of operation for the periods specified therein.

If, for any period, the Company has any Affiliate whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such Affiliates.

Notwithstanding anything else in this Section 6(a) to the contrary, the Company may cease providing the information set forth in this Section 6(a) during the period starting with the date 30 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 6(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b)  Inspection. The Company shall permit the Holder, at the Holder’s expense and upon no less than 10 days prior notice to the Company, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 6(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)  Termination of Information Rights. The rights set forth in Section 6(a) and Section 6(b) shall terminate upon the conversion of this Note.

(d)  Confidentiality. The Holder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Note, unless such confidential information: (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6(d) by the Holder); (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information; or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information: (i) to its attorneys, accountants, consultants, registered investment adviser or sub-adviser (or any employee, representative, attorney, accountant or consultant of such Person) and other professionals solely to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective transferee of the Note, if such prospective transferee agrees to be bound by the provisions of this Section 6(d); (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of the Holder in the ordinary course of business, provided that such existing or prospective Holder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena (including of any securities exchange or market), provided that the Holder promptly, to the extent permitted by law, notifies the Company of such disclosure and furnishes only that portion of the confidential information that is legally compelled or is otherwise legally required to be disclosed, as reasonably determined by the Holder’s legal counsel, including the in-house legal counsel of the Holder; provided, however, that no such notice of disclosure shall be required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of this Note, including, without limitation, quarterly or annual reports that are required by law.

(e)  Related Party Transactions. Without the prior written consent of the Majority Holders, neither the Company nor any subsidiary of the Company shall enter into any transaction that would be reportable by the Company pursuant to Item 404 of Regulation S-K under the Securities Act if the Company had a class of securities registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended.

(f)   Notice of Litigation. The Company shall promptly provide to each Holder of Notes written notice of any action, suit or proceeding commenced against the Company or any subsidiary of the Company in which a claim or series of related claims is alleged for which the plaintiff(s) are seeking damages from the Company or any such subsidiary in an amount equal to or greater than $5 million.

(g)  Debt Incurrence. Without the prior written consent of the Majority Holders, neither the Company nor any subsidiary of the Company shall incur any new indebtedness in a principal amount in excess of $75,000,000 in the aggregate at any time outstanding (the “Debt Cap”); provided, however, that the following shall not constitute the incurrence of new indebtedness for purposes of this Section 6(g) and such amounts incurred shall not be counted against the Debt Cap: (i) any refinancing of indebtedness that was outstanding prior to the Closing (as defined in the Purchase Agreement); (ii) borrowings under any existing line of credit, credit agreement or similar instrument that was entered into prior to the Closing (including re-borrowing any amounts that have been repaid under such agreements or instruments); and (iii) the issuance of New Convertible Notes in accordance with Section 3(c).

(h)  Dividends and Distributions. Without the prior written consent of the Majority Holders, neither the Company nor any subsidiary of the Company shall declare and pay dividends or make distributions in respect of Capital Stock; provided, however, that notwithstanding anything to the contrary herein, no consent of the Majority Holders shall be required in connection with (i) the distribution of any Redemption Amount to any existing member or holder of equity securities of the Company or (ii) distributions to members or holders of equity securities of the Company in amounts sufficient to satisfy such members’ or holders’ applicable federal, state and local income tax liability with respect to the income and gain allocated to such member or holder.

7.  Right of First Refusal; IPO Participation Rights.

(a)  Right of First Offer. Subject to the terms and conditions of this Section 7 and applicable securities laws, if the Company and / or Parent (or any of its Affiliates) (collectively, the “Issuer”) proposes to offer or sell any New Securities (other than pursuant to an Exempt Issuance), the Issuer shall first offer such New Securities to each Major Holder.

(i)   The Issuer shall give notice (the “Offer Notice”) to each Major Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(ii)  By notification to the Issuer within 10 days after the Offer Notice is given, each Major Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion of shares that such Major Holder would be entitled to receive upon conversion of all outstanding Notes at such time of the issuance of New Securities pursuant to the terms of the Note then held by such Major Holder divided by the total equity of the Issuer then outstanding (assuming full conversion and / or exercise, as applicable, of all equity interests, including any profits interests, convertible debt and other convertible securities then outstanding. The closing of any sale pursuant to this Section 7(a) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of New Securities.

(iii)  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in this Section 7(a), the Issuer may, during the 90-day period following the expiration of the periods provided in Section 7(a)(ii), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Issuer does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 7(a).

(iv)   The right of first offer in this Section 7(a) shall not be applicable to: (i) securities issued in an Exempt Issuance; and (ii) shares of Common Stock issued in an IPO.

(b)  IPO Participation Right. Subject to (i) compliance at the time with all applicable securities laws and regulations and (ii) any determination by the managing underwriter(s) of the IPO that the exercise of such right would not be seriously detrimental to such offering or the aftermarket performance of the Company’s Common Stock, the Company will use commercially reasonable efforts to cause the managing underwriter(s) of the IPO to provide each Major Holder on the same terms, including the price per share, and subject to the same conditions, as are applicable to all other purchasers in the IPO, the option to purchase a number of shares of Common Stock being issued in the IPO equal to fifty percent (50%) of the dollar amount of the Note originally purchased by such Major Holder divided by the price per share of the Common Stock in the IPO, rounded down to the next whole share. All offers to be made to the Major Holders shall be conducted in compliance with all applicable federal and state securities laws and regulations, including, without limitation, Rule 134 of the Securities Act, and all applicable rules and regulations promulgated by the Securities and Exchange Commission, FINRA and other applicable self-regulating or quasi-public regulatory organizations. Notwithstanding the foregoing, each Major Holder shall comply with all requirements and procedures required by the managing underwriter or underwriters of the IPO of all purchasers participating in a directed share program. This Section 7(b) does not constitute an offer to sell securities of the Company. Any offering of shares of the Common Stock in the IPO will only be made pursuant to a prospectus filed with the Securities and Exchange Commission.

(c)  Termination. The covenants set forth in Section 7 shall terminate and be of no further force or effect: (i) immediately after the conversion of the Note into equity in accordance with the terms of this Note; or (ii) upon the closing of a Liquidation Event, whichever event occurs first:

8.  Miscellaneous Provisions.

(a)  Market Standoff. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (including the Notes and, if applicable, shares of the Preferred Stock) held immediately before the effective date of the registration statement for the Initial Public Offering held by such Holder during the 180-day period following the effective date of the Initial Offering (the “Lock-up Period”). The foregoing provisions of this Section 7(a) shall: (A) apply only to the Initial Public Offering; (B) not apply to the sale of any shares of Common Stock to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; provided, however, that the foregoing restrictions shall not apply, in the case of a Holder that is an entity, to the transfer of any shares to an Affiliate of such Holder or any of the Holder’s stockholders, members, partners or other equity holders, provided that such Affiliate, stockholder, member, partner or other equity holder agrees to be bound in writing by the restrictions set forth herein and no public disclosure or filing under the Exchange Act by any party to the transfer (the Holder, Affiliate, stockholder, member, partner or other equity holder) shall be required, or made voluntarily, during the Lock-up Period; and (C) be applicable to the Holder only if all executive officers and directors and stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all Notes) are subject to the same restrictions. The underwriters in connection with such Initial Public Offering are intended third-party beneficiaries of this Section 7(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such Initial Public Offering that are consistent with this Section 7(a) or that are reasonably requested to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

(b)  Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and other expenses.

(c)  Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(d)  Transfers of Notes. This Note shall not be transferred or assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note may be assigned without the Company’s consent by the Holder to any Affiliate of such Holder. This Note may be transferred in accordance with this Section 7(d) only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount shall be issued to, and registered in the name of, the transferee.

(e)  Amendment and Waiver. Any term of this Note may be amended or waived only with the prior written consent of the Company and the Majority Holders; provided, however, that (i) any such amendment or waiver approved by the Majority Holders must apply to all outstanding Notes in the same fashion and (ii) no amendment or waiver shall change the principal amount of this Note or this subsection 7(e)(ii) without the written consent of the Holder. Upon the effectuation of such waiver or amendment in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against the holders of, all of the Notes, and the Company shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment or waiver.

(f)   Governing Law. This Note shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(g)  Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h)  Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)   Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j)   Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7(j).

(k)  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Note, upon any breach or default of any other party under this Note, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Note, or any waiver on the part of any party of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to any party, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company on the date of this Note.

(l)   Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Signature pages follow]

The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

GREENLANE HOLDINGS, LLC

By:
	Name:	Aaron LoCascio
	Title:	Chief Executive Officer

E-mail:	aaron@gnln.com

Address:	6501 Park of Commerce Blvd., Suite 200
Boca Raton, FL 33487

SIGNATURE PAGE TO

GREENLANE HOLDINGS, LLC

CONVERTIBLE PROMISSORY NOTE

The parties have executed this Convertible Promissory Note as of the date first noted above.

HOLDER (if an entity):

Name of Holder:

By:

Name:
Title:

E-mail:

Address:

HOLDER (if an individual):

Name of Holder:

Signature:

E-mail:

Address:

SIGNATURE PAGE TO

GREENLANE HOLDINGS, LLC

CONVERTIBLE PROMISSORY NOTE

EXHBIT A

PRINCIPAL TERMS OF UP-C STRUCTURE

In connection with the Company’s restructuring utilizing the Up-C structure prior to the issuance of the Series A Preferred Stock, the Company and Parent will enter into the following agreements containing the following terms:

1. Greenlane Operating Agreement

Parent will operate its business through the Company and its subsidiaries. In connection with the completion of this reorganization, Parent and the members of the Company will enter into Greenlane Holdings, LLC’s Third Amended and Restated Operating Agreement (the “Greenlane Operating Agreement”). The operations of the Company, and the rights and obligations of the holders of the Company’s membership units (the “Common Units”), will be set forth in the Greenlane Operating Agreement.

Appointment as Manager. Under the Greenlane Operating Agreement, Parent will become a member and the sole manager of the Company. As the manager, Parent will be able to control all of the day-to-day business affairs and decision-making of the Company without the approval of any other member, unless otherwise stated in the Greenlane Operating Agreement. As such, Parent, through its officers and directors, will be responsible for all operational and administrative decisions the Company and the day-to-day management of the Company’s business. Pursuant to the terms of the Greenlane Operating Agreement, Parent cannot be removed as the sole manager of the Company by the other members.

Compensation. Parent will not be entitled to compensation for its services as the manager. Parent will be entitled to reimbursement by the Company for all fees and expenses incurred on behalf of the Company, including all expenses associated with this reorganization and maintaining its corporate existence.

Capitalization. The Greenlane Operating Agreement will provide for a single class of membership units for the existing members of the Company, which will be the “Common Units” and, initially, a single class of preferred membership units that will track the preference terms of the Series A Preferred Stock (“Preferred Units”). The Greenlane Operating Agreement will reflect a split of Common Units and Preferred Units such that one Preferred Unit can be acquired by Parent for each share of Series A Preferred Stock issued upon the conversion of the Notes. Each Common Unit and Preferred Unit will entitle the holder to a pro rata share of the net profits and net losses and distributions of the Company.

Distributions. The Greenlane Operating Agreement will require “tax distributions,” as that term is defined in the Greenlane Operating Agreement, to be made by the Company to its “members,” as that term is defined in the Greenlane Operating Agreement. Tax distributions will be made at least annually to each member of the Company, including Parent, based on such member’s allocable share of the taxable income of the Company and at a tax rate equal to the highest effective marginal combined federal, state and local income tax rate applicable to corporate or individual taxpayers that may potentially apply to any member for the relevant period taking into account (i) any deductions pursuant to Section 199A of the U.S. Internal Revenue Code of 1986 (the “Code”), and (ii) the character of the relevant tax items (e.g., ordinary or capital), as Parent, as the sole manager of the Company, reasonably determines. For this purpose, the taxable income of the Company, and Parent’s allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from its deemed or actual purchase of Common Units or Preferred Units from the members. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Greenlane Operating Agreement will also allow for distributions to be made by the Company to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Greenlane Operating Agreement. Parent expects that the Company may make distributions out of distributable cash periodically to the extent permitted by the agreements governing its indebtedness and as required by the Company for its capital and other needs, such that Parent in turn are able to make dividend payments, if any, to the holders of its Class A common stock and Series A Preferred Stock.

Common Unit Redemption Right. The Greenlane Operating Agreement provides a redemption right to the members which entitles them to have their Common Units redeemed, at the election of each such person, for, at Parent’s option, newly-issued shares of its Class A common stock on a one-to-one basis or, after Parent’s initial public offering of Class A common stock, a cash payment equal to the five-day average volume weighted average market prices of one share of Class A common stock for each Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A common stock). If Parent decides to make a cash payment, the member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its Common Units to the Company for cancellation. The Greenlane Operating Agreement requires that Parent contributes cash or shares of its Class A common stock to the Company in exchange for an amount of Common Units in the Company that will be issued to Parent equal to the number of Common Units redeemed from the member. The Company will then distribute the cash or shares of Parent’s Class A common stock to such member to complete the redemption. In the event of such election by a member, Parent may, at its option, effect a direct exchange by it of cash or its Class A common stock for such Common Units in lieu of such a redemption. Whether by redemption or exchange, Parent will be obligated to ensure that at all times the number of Common Units that it owns equals the number of shares of Class A common stock issued by it (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation. Parent may implement guidelines to provide for the method by which shares of Class A common stock may be exchanged or contributed between Parent and the Company (or any subsidiary thereof), or may be returned to Parent upon any forfeiture of shares of Class A common stock, in either case in connection with the grant, vesting and/or forfeiture of compensatory equity awards granted by Parent, including under Parent’s 2019 Equity Incentive Plan, for the purpose of ensuring that the relationship between Parent and its subsidiaries remains at arm’s-length.

Maintenance of one-to-one ratio of shares of Class A common stock and Common Units owned by Parent. Parent’s amended and restated certificate of incorporation and the Greenlane Operating Agreement will require that Parent and the Company, respectively, at all times maintain (i) a ratio of one Common Unit owned by Parent for each share of Class A common stock issued by Parent (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the non-founder members and the number of Common Units owned by the non-founder members, (iii) a three-to-one ratio between the number of shares of Class C common stock owned by the founder members and the number of Common Units owned by the founder members or their affiliates and (iv) and a ratio of one Preferred Unit owned by Parent for each share of Series A Preferred Stock issued by Parent.

Transfer Restrictions. The Greenlane Operating Agreement generally will not permit transfers of Common Units by members, subject to limited exceptions or written approval of the transfer by the manager. Any transferee of Common Units must execute the Greenlane Operating Agreement and any other agreements executed by the holders of Common Units and relating to such Common Units in the aggregate.

Dissolution. The Greenlane Operating Agreement will provide that the decision of the manager, with the approval of the holders of a majority of the outstanding Common Units, will be required to voluntarily dissolve the Company. In addition to a voluntary dissolution, the Company will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay all expenses of winding up the Company; (ii) second, to pay all debts and liabilities and obligations of the Company. All remaining assets of the Company will be distributed to the holders of the Common Units pro-rata in accordance with their respective percentage ownership interests in the Company (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units) and (iii) third, to pay Parent as the holder of the Preferred Units the liquidated preferences required to be paid on the Series A Preferred Stock.

Confidentiality. Each member will agree to maintain the confidentiality of the Company’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by us.

Indemnification and Exculpation. The Greenlane Operating Agreement will provide for indemnification for all expenses, liabilities and losses reasonably incurred by any person by reason of the fact that such person is or was a member or is or was serving at the request of the Company as the manager, an officer, an employee or an agent of the Company; provided, however, that there will be no indemnification for actions made not in good faith or in a manner which the person did not reasonably believe to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding other than by or in the right of the Company, where the person had reasonable cause to believe the conduct was unlawful, or for breaches of any representations, warranties or covenants by such person or its affiliates contained in the Greenlane Operating Agreement or in other agreements with the Company.

Parent, as the manager, and its affiliates, will not be liable to the Company, its members or their affiliates for damages incurred by any acts or omissions as the manager, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct, knowing violations of law, or breaches of the Greenlane Operating Agreement or other agreement with the Company.

Amendments. The Greenlane Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding Common Units; provided that if the manager holds greater than 33% of the Common Units, then it may be amended with the consent of the manager together with holders of a majority of the outstanding Common Units, excluding Common Units held by the manager. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members, including Parent as the holder of the Preferred Units, may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of the Company may be amended without the consent of the manager.

2. Tax Receivable Agreement

Parent expects to obtain an increase in its share of the tax basis of the assets of the Company when a member receives cash or shares of its Class A common stock in connection with a redemption or exchange of such member’s Common Units for Class A common stock or cash (such basis increase, the “Basis Adjustments”). Parent intends to treat such acquisition of Common Units as a direct purchase by Parent of Common Units or net capital assets from a member for U.S. federal income and other applicable tax purposes, regardless of whether such Common Units are surrendered by a member to the Company for redemption or sold to Parent upon the exercise of its election to acquire such Common Units directly. Basis Adjustments may have the effect of reducing the amounts that Parent would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the transactions described above, Parent will enter into the Tax Receivable Agreement with the Company and the members. The Tax Receivable Agreement will provide for the payment by Parent to such persons of 85% of the amount of tax benefits, if any, that Parent actually realizes, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of the Company arising from such transactions, and tax basis increases attributable to payments made under the Tax Receivable Agreement and deductions attributable to imputed interest and other payments of interest pursuant to the Tax Receivable Agreement. The Company will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of Common Units for shares of Parent’s Class A common stock or cash occurs. These Tax Receivable Agreement payments will not be conditioned upon any continued ownership interest in either the Company or Parent by any member. The rights of each member under the Tax Receivable Agreement will be assignable by each member with Parent’s consent, which Parent may not unreasonably withhold, so long as the assignee joins as a party to the Tax Receivable Agreement. Parent expects to benefit from the remaining 15% of tax benefits, if any, that it may actually realize.

The actual Basis Adjustments, as well as any amounts paid to the members under the Tax Receivable Agreement, will vary depending on a number of factors, including:

●	the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the Company at the time of each redemption or exchange;

●	the price of shares of Parent’s Class A common stock at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of Parent’s Class A common stock at the time of each redemption or exchange;

●	the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

●	the amount and timing of Parent’s income — the Tax Receivable Agreement generally will require Parent to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If Parent does not have taxable income, Parent generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing Parent’s actual income and franchise tax liability to the amount of such taxes that Parent would have been required to pay had there been no Basis Adjustments and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement will generally apply to each of Parent’s taxable years, beginning with the first taxable year ending after the completion of this reorganization. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by Parent pursuant to an early termination procedure that requires Parent to pay the members an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments).

The payment obligations under the Tax Receivable Agreement will be obligations of Parent and not of the Company. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, the Company expects that the payments that Parent may be required to make to the members could be substantial. Any payments made by Parent to members under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to Parent or to the Company and, to the extent that Parent is unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by Parent.

The Tax Receivable Agreement will provide that if (i) Parent materially breaches any of its material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or (iii) Parent elects an early termination of the Tax Receivable Agreement, then its obligations, or its successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that Parent would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

As a result, (i) Parent could be required to make cash payments to the members that are greater than the specified percentage of the actual benefits Parent ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) if Parent elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, Parent’s obligations under the Tax Receivable Agreement could have a material adverse effect on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that Parent will be able to finance its obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Parent determines. If any such position is subject to a challenge by a taxing authority the outcome of which would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then Parent will not be permitted to settle or fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each member that directly or indirectly owns at least 10% of the outstanding Common Units. Parent will not be reimbursed for any cash payments previously made to any member pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by Parent are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by Parent to a member will be netted against any future cash payments that it might otherwise be required to make under the terms of the Tax Receivable Agreement. However, Parent might not determine that it has effectively made an excess cash payment to the members for a number of years following the initial time of such payment and, if Parent’s tax reporting positions are challenged by a taxing authority, Parent will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, it is possible that Parent could make cash payments under the Tax Receivable Agreement that are substantially greater than its actual cash tax savings.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of Parent’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, including any late payments that Parent may subsequently make because it did not have enough available cash to satisfy its payment obligations at the time at which they originally arose.

Registration Rights Agreement

In connection with the reorganization, Parent intends to enter into the Registration Rights Agreement with the Company’s members. The Registration Rights Agreement will provide the members who are party to the Registration Rights Agreement the right, at any time from and after 180 days following the date of Parent’s subsequent initial public offering of its Class A common stock, to require Parent to register under the Securities Act the resale of the shares of Class A common stock issuable to the Company’s members upon redemption or exchange of their Common Units, including on a short-form registration statement, if and when Parent is eligible to utilize such registration statement. The Registration Rights Agreement will also provide for piggyback registration rights for such members in certain circumstances. Parent shall not be required to register the resale of the shares of Class A common stock issuable to the Company’s members upon redemption or exchange of their Common Units to the extent that such shares of Class A common stock are eligible for resale under Rule 144 without volume or manner-of-sale restrictions.

EXHIBIT B

SUMMARY OF PREFERRED STOCK TERMS

Issuer:	● Greenlane Holdings, Inc. (“Parent”).

Dividends:	● Parent shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of Parent (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock, in an amount equal to the amount payable on the shares of Common Stock into which such share of Preferred Stock is convertible.

Liquidation Preference:	● In the event of any liquidation, dissolution or winding up of Parent (“Dissolution Event”), the proceeds shall be paid as follows: (i) first, to the Preferred Stock the greater of (i) one times the applicable Original Purchase Price (plus any declared and unpaid dividends) (the “Liquidation Preference”) or (ii) the amount that the Preferred Stock would receive on an as-converted basis; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of Common Stock. The “Original Purchase Price” shall mean the price per share at which the Preferred Stock is issued at the Valuation Cap.

● A merger or consolidation (other than one in which stockholders of Parent own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Parent will be treated as a Dissolution Event (a “Deemed Liquidation Event”), thereby triggering payment of the Liquidation Preference described above. The entitlement of the Preferred Stock to the Liquidation Preference shall not be abrogated or diminished in the event part of the consideration is subject to escrow in connection with a Deemed Liquidation Event.

Voting Rights:	The Preferred Stock shall vote together with the Common Stock on an as-converted basis, and not as a separate class, except as otherwise provided herein.

Fundamental Protective Provisions:	In addition to any other vote or approval required under Parent’s Amended and Restated Certificate of Incorporation (the “Certificate”) or Bylaws, Parent will not, without the written consent of the holders of at least 51% of the Preferred Stock voting together as a single class on an issued and outstanding basis (the “Requisite Holders”), either directly or by amendment, merger, consolidation, or otherwise:

(1) liquidate, dissolve or wind-up the business and affairs of Parent, effect any merger or consolidation that results in conversion of the Preferred Stock other than in accordance with the Certificate or any other Deemed Liquidation Event, or consent to any of the foregoing;

(2) amend, alter or repeal any provision of the Certificate or Bylaws or the governing documents of any subsidiary of Parent in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;

(3) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of Parent, the payment of dividends and rights of redemption, or increase or decrease the authorized number of shares of any series of Preferred Stock or increase or decrease the authorized number of shares of any additional class or series of capital stock of Parent unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of Parent and the payment of dividends and rights of redemption;

(4) (i) reclassify, alter or amend any existing security of Parent that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of Parent, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference, or privilege, or (ii) reclassify, alter or amend any existing security of Parent that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of Parent, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege; or

(5) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of Parent prior to the Preferred Stock other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein; (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for Parent or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or (iv) as approved by Parent’s Board of Directors (the “Board”).

Optional Conversion:	● The Preferred Stock initially converts 1-to-1 to Common Stock of Parent at any time at the option of the holder, subject to adjustments for stock dividends, splits, combinations and similar events and as described below under “Anti-Dilution Provisions.”

Mandatory Conversion:	● The Preferred Stock shall automatically convert into shares of Common Stock of Parent (i) upon the consummation by Parent of an IPO or (ii) upon the consent of the holders of a majority of the outstanding shares of Preferred Stock.

Anti-Dilution Provisions:	● In the event that Parent issues additional securities at a purchase price less than the then-current Preferred Stock conversion price, such conversion price shall be subject to a customary broad-based weighted-average anti-dilution adjustment (the “Weighted-Average Adjustment”).

Notwithstanding the foregoing, the following issuances will not trigger the Weighted-Average Adjustment (each, an “Exempt Issuance”):

(1) shares of Common Stock, options or convertible securities issuable upon conversion of any of the shares of Preferred Stock, or as a dividend or distribution on the Preferred Stock.

(2) shares of Common Stock, options or convertible securities issued upon the conversion of any debenture, option, or other convertible security;

(3) shares of Common Stock, options or convertible securities issuable upon a stock split, stock dividend, split-up, or any subdivision of shares of Common Stock;

(4) shares of Common Stock or options issued or issuable to employees or directors of, or consultants or advisors to, Parent or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(5) shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; or

(6) shares of Common Stock, options or convertible securities issued in strategic transactions where the purpose of the issuance is other than to raise capital, including, without limitation, as consideration pursuant to the acquisition of another corporation or other entity by Parent by merger, purchase of substantially all of the assets or other reorganization, provided that such issuances are approved by the Board.

●   INVESTORS’ RIGHTS AGREEMENT

Registration Rights:

Registrable Securities:	● All shares of Common Stock issuable upon conversion of the Preferred Stock will be deemed “Registrable Securities.”

Demand and Piggyback Registration Rights:	● Customary demand and piggyback registration rights, including demand registration after three years from Closing (or 180 days following an IPO), up to two registration statements filed on Form S-3 in any given year, and piggyback rights, subject to customary cutbacks.

Lock-up:	● The holders of Preferred Stock shall agree in connection with the IPO, if requested by the managing underwriter, not to sell or transfer any shares of Common Stock of Parent (excluding shares acquired in or following the IPO) for a period of up to 180 days following the IPO (provided all directors and executive officers of Parent and 1% stockholders agree to the same lock-up).

Termination:

●   Upon the earliest to occur of: (i) a Deemed Liquidation Event, (ii) when all of the shares of a holder of Preferred Stock are eligible to be sold without restriction under Rule 144 or (iii) the fifth anniversary of the IPO.

●   No future registration rights may be granted without consent of the holders of majority of the Registrable Securities unless subordinate to the rights of the holders of Preferred Stock.

Financial Information:

●   Major Holders shall receive standard information rights, including (i) audited financial reports within 120 days after the end of the fiscal year, (ii) quarterly unaudited financial reports within 45 days after the end of each of the first three quarters, (iii) a capitalization table within 45 days after the end of each of the first three quarters and (iv) annual budget and business plan as soon as practicable before the end of each fiscal year, as well as standard inspection rights.

●   “Major Holder” means any Investor that, individually or together with such investor’s affiliates, purchases at least $1 million aggregate principal amount of Notes.

● VOTING AGREEMENT
Drag Along:

Subject to customary exceptions, in the event that (i) the Board and (ii) the holders of a majority of the then outstanding shares of Common Stock (including those issued or issuable upon conversion of the shares of Preferred Stock) approve a Sale of Parent in writing, each holder of Preferred Stock and Common Stock will agree to approve the proposed sale, subject to customary exclusions.

A “Sale of Parent” shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of Parent shares representing more than 50% of the outstanding voting power of Parent (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event”.

B-4